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                               SSBCITI FUNDS INC.

                         SERVICES AND DISTRIBUTION PLAN


         This Services and Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by SSBCiti Funds Inc., a corporation organized under the laws of the State of Maryland (the "Company"), with respect to the Humane Fund (the "Fund"), subject to the following terms and conditions:

         SECTION 1. PAYMENTS FOR DISTRIBUTION AND SERVICES.

         (a) Service and Distribution Fee. The Fund will pay to Salomon Smith Barney Inc, a corporation organized under the laws of the State of Delaware (the "Administrative Broker"), or the person whom it directs, a service and distribution fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Fund (the "Fee").

         (b) Payment of Fees. The Fee will be calculated daily and paid monthly by the Fund at the annual rate indicated above. The Administrative Broker may make payments to assist in the marketing and sales of shares of the Fund out of any portion of any fee paid to the Administrative Broker or any of its affiliates by the Fund, its past profits or any other sources available to it.

         SECTION 2. EXPENSES COVERED BY THE PLAN.

         (a) The Fee payable by the Fund is used by the Administrative Broker for servicing stockholder accounts, including payments to selected brokers and dealers. Such administrative and stockholder services may include processing purchase, exchange and redemption requests from customers and placing orders with the Fund's transfer agent; processing dividend and distribution payments from the Fund on behalf of customers; providing information periodically to customers showing their positions in shares; responding to inquiries from customers concerning their investment in shares; arranging for bank wires; and providing such other similar services as may be reasonably requested. In addition, the Fee is paid to compensate the Administrative Broker for distribution services provided by it in connection with its sale of shares as a broker, and related expenses incurred, including payments by the Administrative Broker to compensate or reimburse selected brokers or dealers for providing such distribution services. Such services and expenses may include, but are not limited to, the following: costs of printing and distributing the Fund's Prospectus, Statement of Additional Information and sales literature to prospective investors; an allocation of overhead and other branch office distribution-related expenses of the Administrative Broker; payments to and expenses of other persons who provide support services in connection with the marketing and sales of the shares; any other costs and expenses relating to distribution or sales support activities; and compensation for the Administrative Broker's initial expense of paying its investment representatives or introducing brokers a commission upon the sale of the Fund's shares. The Administrative Broker may retain all or a portion of the Fee. The Fee paid to selected securities brokers and dealers is paid as a



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continuing fee in the manner specified in the Prospectus based upon the value of the average daily net assets of the shares that remain invested in the Fund with respect to accounts that such brokers and dealers continue to service.

         (b) The amount of the Fee payable by the Fund under Section 1 hereof is not related directly to expenses incurred by the Administrative Broker and this
Section 2 does not obligate the Fund to reimburse the Administrative Broker for such expenses. The Administrative Broker may retain any excess of the fees it receives pursuant to this Plan over its expenses incurred in connection with providing the services described in this Section 2. The Fee set forth in Section 1 will be paid by the Fund to the Administrative Broker unless and until the Plan is terminated or not renewed, and any distribution or service expenses incurred by the Administrative Broker on behalf of the Fund in excess of payments of the Fee specified in Section 1 hereof which the Administrative Broker has accrued through the termination date are the sole responsibility and liability of the Administrative Broker and not an obligation of the Fund. The Administrative Broker may waive receipt of fees under the Plan for a period of time while retaining the ability to be paid under the Plan thereafter.

         SECTION 3. INDIRECT DISTRIBUTION EXPENSE.

         To the extent that any payments made by the Fund to the Administrative Broker or Salomon Brothers Asset Management Inc, in its capacity as investment adviser to the Fund, including payment of any administrative and other service fees or investment advisory fees, may be deemed to be indirect payment of distribution expenses, those indirect payments shall be deemed to be authorized by this Plan.

         SECTION 4. APPROVAL OF STOCKHOLDERS.

         The Plan will not take effect with respect to the Fund, and no fee will be payable in accordance with Section 1 of the Plan, until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Fund. The Plan will be deemed to have been approved so long as a majority of the outstanding voting securities of the Fund votes for the approval of the Plan.

         SECTION 5. APPROVAL BY DIRECTORS.

         Neither the Plan nor any related agreements will take effect with respect to the Fund until approved by a majority of both: (a) the full Board of Directors of the Fund; and (b) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.



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         SECTION 6. CONTINUANCE OF THE PLAN.

         The Plan will continue in effect from year to year with respect to the Fund, so long as its continuance is specifically approved at least annually by the vote of the Fund's Board of Directors in the manner described in Section 5 above.

         SECTION 7. TERMINATION.

         The Plan may be terminated with respect to the Fund at any time, without the payment of any penalty, by the vote of a majority of the outstanding voting securities (as so defined) of the Fund or by a majority vote of the Independent Directors.

         SECTION 8. AMENDMENTS.

         The Plan may not be amended so as to increase materially the amounts of the fee described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of the Fund. No material amendment to the Plan may be made unless approved by the Fund's Board of Directors in the manner described in Section 5 above.

         SECTION 9. SELECTION OF CERTAIN DIRECTORS.

         While the Plan is in effect, the selection and nomination of the Fund's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

         SECTION 10. WRITTEN REPORTS.

         In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Directors, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

         SECTION 11. PRESERVATION OF MATERIALS.

         The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

         SECTION 12. MEANINGS OF CERTAIN TERMS.

         As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.



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         SECTION 13. LIMITATION OF LIABILITY.

         The Articles of Incorporation of the Fund, as amended from time to time (the "Articles of Incorporation"), which is on file with the Secretary of State of Maryland, provides that to the fullest extent permitted by Maryland law, no Director or officer of the Fund shall be personally liable to the Fund or its shareholders for money damages, except to the extent such exemption from liability or limitation thereof is not permitted by the 1940 Act.

                  SECTION 14.  GOVERNING LAW.

         This Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

                                            SSBCITI FUNDS INC.



                                        By:
                                             ----------------------------------
                                             Name:
                                             Title:


Dated: October ___, 1999